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                                                                     EXHIBIT 3.6

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION

     Harken Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST:    That the Board of Directors of said Corporation, duly adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

     RESOLVED, that it is advisable and in the best interest of the Corporation to amend the Certificate by replacing the first paragraph of Article Four with the five paragraphs set forth below, which shall proceed all the other paragraphs of Article Four; and that the amendment as set forth below be and hereby is approved, adopted, ratified and confirmed; and that the amendment be submitted to the stockholders for approval and adoption at a special meeting of stockholders:

          The aggregate number of shares which the Corporation shall have the authority to issue is two hundred thirty-five million (235,000,000), of which two hundred twenty-five million (225,000,000) shall be designated as Common Stock of the par value of One Cent ($.01) per share and ten million (10,000,000) shall be designated as Preferred Stock of the par value of One Dollar ($1.00) per share.

          The Corporation does, by this Amendment to the Certificate of Incorporation (such Amendment to the Certificate of Incorporation being effective upon its filing with the Secretary of State of the State of Delaware, with the time of such effectiveness being hereinafter referred to as the "Effective Time"), reclassify its shares of Common Stock, par value $.01 per share (the "Old Common Stock") issued and outstanding immediately before the Effective Time and cancel its unissued shares of Old Common Stock unissued before the Effective Time, as set forth herein.

          All of the shares of Old Common Stock that were authorized but unissued immediately before the Effective Time, shall, at the Effective Time, be canceled. The Old Common Stock shall be superseded by the authorized but unissued shares of Common Stock, $0.01 par value of the Corporation.

          Each ten shares of Old Common Stock outstanding immediately before the Effective Time, and each ten shares of Old Common Stock issuable pursuant to an instrument exercisable for shares of Old Common Stock (including, but not limited to, all outstanding options and warrants to acquire Old Common Stock and the Corporation's 5% Senior Convertible Notes Due 2003), shall, at the Effective Time, be reclassified as and converted into, and become a right to

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          receive, and the holders of the outstanding Old Common Stock or instruments exercisable for such Old Common Stock shall be entitled to receive therefor upon surrender of the certificates representing such shares of Old Common Stock to the Corporation, or upon exercise of such instrument, one share of Common Stock, $0.01 par value of the Corporation, subject to the treatment of fractional shares set forth herein.

          No scrip or fractional certificates will be issued. In lieu of fractional shares, the Corporation will pay a cash adjustment in respect of such fraction of a share in an amount equal to the same fraction of the closing sale price of the Common Stock as quoted on the American Stock Exchange, or such other representative price as determined by the officers of the Corporation, as of the closing of business on September 26, 2000.

         SECOND: That in accordance with Section 211 of the General Corporation Law of the State of Delaware, the resolution adopted by the Board of Directors was proposed to the stockholders of the Corporation and duly adopted by the stockholders as an amendment to the Certificate of Incorporation of the Corporation.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware. That this Certificate of Amendment of the Certificate of Incorporation shall be effective upon filing with the Secretary of State of Delaware.

                                    * * * * *

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     IN WITNESS WHEREOF, Harken Energy Corporation has caused this certificate to be executed the 7/th/ day of November, 2000.

                                        HARKEN ENERGY CORPORATION

                                        By: /s/ Karen Kerr-Johnson
                                            -------------------------------
                                        Name:   Karen Kerr-Johnson
                                        Title: Assistant Secretary


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